Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 29, 2016, among Boise Cascade Company, a Delaware Corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented by the First Supplemental Indenture, dated as of October 1, 2013, the “Indenture”), dated as of October 22, 2012, by and among the Company (f/k/a Boise Cascade, L.L.C.), Boise Cascade Finance Corporation (which subsequently merged with and into the Company), the guarantors party thereto and the Trustee, providing for the issuance of 6 3/8% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding have duly consented to the amendments to the Indenture set forth in this Supplemental Indenture, in accordance with the Indenture, including Section 9.02 thereof;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee and Paying Agent and Registrar (i) a copy of resolutions of the Board of Directors of the Company and Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 11.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AMENDMENTS.

(a)                                 Subject to Section 4 hereof, the Indenture is hereby amended by deleting in their entireties Sections 4.02; 4.03; 4.04; 4.05; 4.06; 4.07; 4,08; 4.09; 4.10; 4.11; 4.12; 4.13; 4.14; 4.15; 5.01, except for clause (a)(1); and 6.01, except for clauses (1) and (2), of the Indenture.

(b)                                 Subject to Section 4 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to clause (a) above.

(c)                                  Effective as of the date hereof, none of the Company, the Guarantors, the Trustee, the Paying Agent and Registrar or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Company or the Guarantors have observed, performed or complied with the provisions of the Indenture.

3.                                      EFFECT OF SUPPLEMENTAL INDENTURE.  Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

4.                                      EFFECTIVENESS.  The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

5.                                      NO RECOURSE AGAINST OTHERS.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

6.                                      NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.                                      COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                      EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof

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9.                                      THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

(Signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BOISE CASCADE COMPANY

By:	/s/ Wayne M. Rancourt
	Name:	Wayne M. Rancourt
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:

BOISE CASCADE BUILDING MATERIALS
DISTRIBUTION, L.L.C.
BOISE CASCADE WOOD PRODUCTS, L.L.C.
BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.
CHESTER WOOD PRODUCTS LLC
MONCURE PLYWOOD LLC
STACK ROCK CAPITAL, L.L.C.

By:	/s/ Wayne M. Rancourt
	Name:	Wayne M. Rancourt
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Brandon Elzinga
	Name:	Brandon Elzinga
	Title:	Vice President

Supplemental Indenture